UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2017

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation

Current Report on Form 8-K

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On April 17, 2017, Regis Corporation (the “Company”) announced that after successful completion of the CEO transition Daniel Hanrahan has left the Company, and the Board of Directors has appointed Hugh E. Sawyer as President and Chief Executive Officer and a member of the Board of Directors, effective April 17, 2017. The Company issued a press release announcing the management changes, a copy of which is included as Exhibit 99.
Subject to his execution of a release, Mr. Hanrahan will receive the severance benefits triggered by a termination without cause under his employment agreement, as amended, as well as the policies of the Company applicable to terminations without cause. He will also receive a cash payment equal to the value of his performance-based restricted stock units (PSUs) which were earned but not yet vested, valued at the Company’s closing stock price on April 14, 2017. He also resigned as a member of the Board of Directors on April 16, 2017.
Mr. Sawyer, 62, has been a Managing Director of Huron Consulting Group Inc. (“Huron”), a management consulting firm, since January 2010, and led the Operational Improvement Service Line for Huron's Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012, as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013 and as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013, and as Interim President of Euramax International, Inc. , a global manufacturer of building products from February 2014 to August 2015. He has served as the president or chief executive officer of a total of eight companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc. Mr. Sawyer has also served as a director of numerous public and private companies, including Energy Future Competitive Holdings Company LLC and Texas Competitive Electric Holdings Company LLC from 2013 to October 2016, and Edison Mission Energy from July 2012 to April 2014 and thereafter on the Board of Managing Trustees of the EME Reorganization Trust until December 2016.
Mr. Sawyer supervised the Huron engagement at Regis from October 2016 to March 2017. He is not an officer or director of Huron, and did not have and will not have a material direct or indirect interest in the relationship between the Company and Huron. There are no family relationships between Mr. Sawyer and any director or executive officer of the Company.
The Compensation Committee has approved the material terms of an employment agreement with Mr. Sawyer. This agreement is effective upon his commencement of employment, with an initial term of three years, and thereafter renewing annually. In consideration for Mr. Sawyer’s services as President and Chief Executive Officer, he will be entitled to an annual base salary of $950,000, a target annual bonus opportunity of 115% of his annual base salary (with annual awards beginning in fiscal 2018), a sign-on bonus of $585,000, and sign-on equity awards with an aggregate value of $5.0 million, comprised of approximately $4.0 million of stock-settled stock appreciation rights (the “SARs”) and $1.0 million of restricted stock units (the “RSUs”). Mr. Sawyer will not receive an additional equity grant when the Company makes its fiscal 2018 annual grants in August 2017.
Mr. Sawyer’s initial equity awards are scheduled to vest on the second anniversary of the date of grant subject to Mr. Sawyer’s continued service through that date, and in the case of the RSUs, also subject to the satisfaction of performance goals related to the Company’s stock price, and subject in each case to certain accelerated vesting events. Furthermore, the SARs will not become exercisable and the RSUs will not be settled until the third anniversary of the date of grant, and the SARs will be exercisable until the tenth anniversary of the date of grant. The SARs are granted pursuant to the employment inducement exception of the NYSE rules. Commencing August 2018, Mr. Sawyer will be eligible to receive annual equity grants pursuant to the Company’s Long Term Incentive Plan commensurate with his position. The Company has also agreed to reimburse Mr. Sawyer up to $175,000 for temporary housing expenses for 18 months and to pay him any unspent portion if he remains employed after 18 months.
If Mr. Sawyer’s employment is terminated during the initial three-year term either by the Company without Cause or by Mr. Sawyer for Good Reason, each as defined in the employment agreement, he would be entitled to two times his base salary and an amount equal to the bonus he would have earned for the fiscal year of termination, prorated to reflect the portion of the fiscal year before his termination. If Mr. Sawyer’s employment is terminated by the Company without Cause or by Mr. Sawyer for Good Reason during any one-year renewal term after the initial three-year term, this severance would be one times his base salary plus a prorated bonus. He would also be entitled to accelerated vesting and settlement of the RSUs if performance goals related to the Company’s stock price have been met and accelerated vesting of the SARs, with the period of exercisability based on performance goals related to the Company’s stock price. The severance and acceleration benefits are contingent upon Mr. Sawyer signing and not rescinding a release and complying with the provisions of the employment agreement providing for non-competition and non-solicitation for 24 months after termination of employment.
The Company’s press release regarding these matters is attached hereto as Exhibit 99.
ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

EXHIBIT NUMBER

99	Regis Corporation News Release dated April 17, 2017.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: April 17, 2017	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

99	Regis Corporation News Release dated April 17, 2017.